Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

Intervest Bancshares Corporation

Prices Public Offering of Common Stock

Business Editors – New York – (Business Wire – October 14, 2010)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today announced that it has priced its public offering of 10,600,000 shares of its common stock at a price to the public of $1.95 per share. The net proceeds from the sale of the shares, after underwriting discounts and commissions and other offering expenses, are expected to be approximately $19.1 million.

The Company intends to use the proceeds from the offering for general corporate purposes, including to add capital to Intervest National Bank, its bank subsidiary.

The offering is expected to close on or about October 20, 2010, subject to customary closing conditions. Sandler O’Neill & Partners, L.P. is acting as sole book-running manager for the offering. The Company has granted the underwriter a 30-day option to purchase up to an aggregate of 1,590,000 additional shares of common stock to cover over-allotments, if any.

A registration statement relating to the securities became effective by order of the Securities and Exchange Commission (“SEC”) and the registration statement is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus relating to the offering of the securities, when available, may be obtained by contacting Sandler O’Neill & Partners, L.P. toll free at 1-866-805-4128.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state.

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release includes forward-looking statements regarding future events and expectations, in particular the Company’s expectations relating to the completion and timing of its public offering of shares of common stock. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control, including risks and uncertainties relating to completion of the contemplated offering of stock, market conditions, and the Company’s ability to fulfill closing conditions. For additional disclosure regarding the risks and uncertainties faced by Intervest Bancshares Corporation, including but not limited to changes in general economic conditions and real estate values in the Company’s market areas, changes in regulatory policies and enforcement actions, fluctuations in interest rates, demand for loans and deposits, changes in tax losses or the availability of net operating losses, the effects of additional capital, the availability of regulatory waivers, and competition, reference is made to the Company’s filings with the SEC, including the prospectus included in its registration statement for the offering. The Company assumes no responsibility to update any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this release.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400),

New York, New York 10020-2002,

Phone 212-218-2800 Fax 212-218-2808